Exhibit 99.2

Excerpts from 2003 1st Quarter Earnings
and Cash Flow Conference Call and Webcast

The following excerpt is from commentary by J. Reid Porter during the conference call and webcast.

Turning to cash flow, effective with this first quarter, we are introducing a refined calculation for EBITDA, which is now defined as operating earnings plus depreciation, depletion and amortization.  We believe this is a more straightforward cash flow result.  Also, in the spirit of providing earlier and fuller quarterly information, you will note that our financial tables accompanying the press release have been expanded, too, with operating results, DD&A and EBITDA for our PhosFeed, Potash and Corporate segments.

These segment results have been carried for many years in our 10-Qs and annual reports, but we are now reporting them several weeks earlier in our earnings releases.  We hope this accelerated disclosure is helpful.

Our 2003 first quarter EBITDA of $55.5 million compared to $90.4 million a year ago.

EBITDA is a non-GAAP financial measure defined as operating earnings plus depreciation, depletion and amortization.  This is an important measure used by the Company as well as others to evaluate the Company's liquidity and performance, including its ability to service debt, meet other payment obligations or as a valuation measurement. EBIDTA as so calculated is also an important component in calculating some of the significant financial covenants under IMC's current primary bank credit agreement and the indentures entered into in 2001 related to Notes due 2008 and 2011, although the calculations under those agreements include additional adjustments.

Management believes EBITDA to be an important measure as it excludes the effects of depreciation and amortization, which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company's day-to-day operations.  The reconciliation to the nearest GAAP measure was provided in the attachment to the press release text.

The following excerpt is from commentary by J. Reid Porter during the conference call and webcast.

Tight spending controls continued to be evident as gross capital expenditures of $23.7 million were down from $31.7 million in the prior year and well below first quarter DD&A of $41.1 million.

The following excerpt is from commentary by Douglas A. Pertz during the conference call and webcast.

First quarter net capital spending of $20 million was down from $26 million last year and we continued to underspend DD&A expenses, which were $41 million in the quarter.

Net capital expenditures is another non-GAAP measure which is used by management to determine the IMC-funded share of capital expenditures of IMC Phosphates Company.  Management believes it is useful to know the net cash outlay when considering and assessing such investment activity.  See the reconciliation of net capital expenditures below.  It is important to note that both gross and net capital expenditures amounts were disclosed during the conference call remarks, as excerpted above.

Capital Expenditures
For the Quarter Ended March 31, 2003 and 2002
(in millions)

	2003	2002
IMC PhosFeed Capital Expenditures	$18.0	$28.2
IMC Potash Capital Expenditures	5.7	3.5
Capital Expenditures	$23.7	$31.7
IMC PhosFeed Net Capital Expenditures (@ IMC 78.9% share)	$14.2	$22.2
IMC Potash Capital Expenditures	5.7	3.5
Net Capital Expenditures	$19.9	$25.7

The following excerpt is from commentary by J. Reid Porter during the conference call and webcast.

Earlier today, IMC Global reported a loss before the cumulative effect of a change in accounting principle of $31.7 million, or 28 cents per diluted share, for the first quarter of 2003.  Excluding the non-cash loss from the unfavorable impact of foreign currency translation associated with the strengthening of the Canadian dollar of 13 cents per diluted share, the Company reported a loss of $16.8 million, or 15 cents per diluted share, which was in line with our mid-March guidance.  This compared to earnings of $4.8 million, or 4 cents per diluted share, for the same period last year.

I'd like to point out several items that impacted the quarter's results.  A restructuring charge of $3.4 million, or 2 cents per diluted share was recorded for severance costs associated with the Company's previously announced organizational restructuring program implemented in March.  Also, the shutdown of the Fort Green phosphate rock mine in February and March had an unfavorable impact of $5.3 million, or 3 cents per diluted share.  These losses were partially offset by a net curtailment gain of $2.6 million, or 2 cents per diluted share, recorded as a result of pension and retiree medical plan design changes.

The following excerpt is from commentary by Douglas A. Pertz during the conference call and webcast.

It is important to note that the 15-cent loss from continuing operations, before the non-cash foreign currency impact, includes a 3-cent per share idle plant cost for the planned shutdown of our Fort Green rock mine in February and March to reduce inventory and generate cash flow.  Also in the results is a 2-cent per share, one-time restructuring charge for severance costs from our organizational restructuring program implemented in March.  This restructuring will result in a net positive 3 cents per share for the full year and annual savings of over 5 cents per share starting in 2004.  So, excluding these 2 impacts, our adjusted first quarter result, before the non-cash foreign currency impact, was a loss of 8 cents per diluted share -- still a tough start, but more positive under these unique market conditions when looking at ongoing operations.

Per Share Loss from Continuing Operations
Before Non-Cash Foreign Currency Impact,
Cost for Mine Shutdown and Restructuring Charge
For the Quarter Ended March 31, 2003

Loss from continuing operations	$0.28
Non-cash foreign currency impact	$0.13
Loss from continuing operations before non-cash foreign currency impact	$0.15
Cost for mine shutdown	$0.03
Restructuring charge	$0.02
Loss from continuing operations before non-cash foreign currency impact, cost for mine shutdown and restructuring charge	$0.10

As reflected in the above table, the loss from continuing operations before non-cash foreign currency impact, cost for mine shutdown and restructuring charge was $0.10 per diluted share rather than the $0.8 per diluted share that was erroneously stated in the sentence preceding the table.

Management believes that earnings per share before the impact of foreign currency transaction (gain) loss is an important measure as it allows an assessment of operating performance before the non-cash impact of the position of the U.S. dollar versus the Canadian dollar, which is beyond the Company's control and permits a purer comparison of results between periods.  Management also believes it is relevant to reiterate earnings per share information, which was also discussed in the text of the press release, to review the impact of certain transactions or events that occurred during the first quarter.  Management utilizes the information relating to the impact of these items to assess performance of the operations on a normalized basis.

Return to IMC Global Inc. Form 10-K